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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ---------------------------------------
                                          WASHINGTON, DC 20549                                          OMB APPROVAL
                                                                                          ---------------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:                   3235-0287
/ / CHECK BOX IF NO                                                                       Expires:                        Pending
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities           Estimated average burden
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the              hours per response ................ 0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940



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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person to
    Beshouri      Peter                        Tweeter Home Entertainment Group, Inc. TWTR       Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
               40 Pequot Way                      Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity         12/2001          ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
 Canton,             MA              02021                                5. If Amendment,
---------------------------------------------                                Date of Original   President of Sound Advice, Inc. (an
  (City)           (State)           (Zip)                                   (Month/Year)       indirect wholly owned subsidiary
                                                                          ------------------    of Tweeter)
                                                                                               -------------------------------------
                                                                                               7. Individual or Joint/Group Filing
                                                                                                 (Check applicable line)
                                                                                                  X    Form filed by one
                                                                                                 ----  Reporting Person
                                                                                                       Form filed by more than
                                                                                                 ----  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      12/6/01    S             12,100    D       26.0451           0                D
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Common Stock                      12/7/01    S            100,000    D       27.0861           0                D
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Common Stock                      12/10/01   S             80,000    D       27.2253           0                D
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Common Stock                      12/11/01   S              5,000    D       27.56             0                D
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Common Stock                      12/12/01   S              6,400    D       27.06             0                D
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Common Stock                      12/14/01   S              2,500    D       27.06             0                D
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Common Stock                      12/17/01   S             60,000    D       27.0933           0                D
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Common Stock                      12/18/01   S             30,000    D       27.1118           0                D
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Common Stock                      12/19/01   S             45,067    D       27.3357           0                D
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Common Stock                      12/20/01   S             11,500    D       27.20             0                D
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Common Stock                      12/28/01   P(1)          10,000    A        1.69             0                D
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Common Stock                      12/28/01   S             10,000    D       29.30             0                D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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                                                                                                 Common
Option                        1.69      12/28/01     X                10,000   8/1/01             Stock   10,000         1.69
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                 170,000                    D
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Explanation of Responses:

(1) Exercise of Incentive Stock Options.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.                 *
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- ------
-                                                                                                Peter Beshouri

                                                                                             **Signature of Reporting Person   Date

                                                                                        * By: /s/ Joseph McGuire             1/10/02
                                                                                             ------------------------------- -------
                                                                                                  Joseph McGuire               Date
                                                                                                  Attorney-in-Fact
Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.
